Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

PHOENIX BIOTECH ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock	457(f) (2)	10,493,945	NA	$349.80	(3)	0.0001102	$0.04
	Equity	Shares of Class A Common Stock underlying Warrants	457(f) (2)	324,999	NA	$10.83	(3)	0.0001102	$0.01
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—				—	—	—	—
	Total Offering Amounts			10,818,944		$360.63	(3)		$0.05		—
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$0.05		—

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The number of shares of Class A common stock of Phoenix Biotech Acquisition Corp., par value $0.0001 per share (the “Class A Common Stock”) being registered represents the number of shares of Class A Common Stock to be issued in connection with the proposed merger described herein.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. CERo Therapeutics, Inc. is a private company, no market exists for its securities, and it has an accumulated deficit.